UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

LUXEYARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-168066	30-0473898
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

8884 Venice Boulevard Los Angeles, CA	90034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 488-3574

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events.

On May 31, 2012, Luxeyard, Inc. (the “Company”) completed the sale of units pursuant the Securities Purchase Agreement, dated May 24, 2012, among the Company and the investors named therein, attached as Exhibit 10.1 to the Company’s and previously disclosed on a Current Report on Form 8-K filed on May 25, 2012. The units sold in the offering consisted of an aggregate of (i) 8,904,286 shares of its 8% Convertible Preferred Stock common stock, (ii) Series C warrants to purchase 8,904,286 shares of its common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment, (iii) Series D warrants to purchase up to 4,452,143 shares of common stock which have a 90 day term and an initial per share exercise price of $0.35, subject to adjustment, and (iv) Series E warrants to purchase up to 4,452,143 shares of common stock which have a five-year term and an initial per share exercise price of $0.50, subject to adjustment. The price per unit was $0.35 for aggregate gross proceeds of approximately $3,116,500, which includes $225,000 from investors that converted existing company debt into the offering (the “Debt Conversions”). After deducting placement agent fees and other offering expenses, the Company received approximately $2,671,000 (including the Debt Conversions) in net proceds in the offering. Maxim Group LLC was the placement agent for the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2012	LUXEYARD, INC.

	By:	/s/ Braden Richter
Braden Richter
President and Chief Executive Officer

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